Universal Power Industry Corporation Announces Post Acquisition Share Structure

NEW YORK, Sept. 28, 2016 (GLOBE NEWSWIRE) -- Universal Power Industry Corporation (UPIN) today announced the current post acquisition share structure. On April 7, 2016, the Company formed XPAL Technology, Inc., a Colorado corporation (“XTI”) as a wholly-owned subsidiary.  On April 20, 2016, XTI entered into an Asset Purchase Agreement (the “Agreement”) with Tennrich International Corp. to acquire certain assets of XPAL Power Inc. (“XPAL”), a California corporation. Subsequently, on August 12, 2016, the parties amended their agreement to provide that XTI would acquire from Tennrich 9,771,429 shares, equal to 80% of the common stock of XPAL. The purchase price was $6,500,000. (link to filing: http://www.otcmarkets.com/edgar/GetFilingHtml?FilingID=11559676)

The current share structure:

Authorized Common Shares: 125,000,000

Issued and outstanding common shares: 113,316,127

Restricted common shares (Managements control): 108,125,000

Public float: 5,191,127

The company does not have any other classes of stock authorized or issued.

About Universal Power Industry Corporation:

Universal Power Industry Corporation, is a multinational retail/wholesale distributor via its subsidiary XPAL Technologies (www.xpalpower.com) of all types of portable chargers (under license agreement with Energizer (ENG) ) which provide extra power for your business or personal use. The company also distributes exclusively the only patented double A battery operated emergency cell phone (SpareOne) of which is currently available at all AT&T and Target retail outlets and online such as (Walmart) and other vendors. The company also offers a wide range of smartphone backup power supply smartphone units via their innovative power solutions that features the most elegant designs, luxurious materials, and patented technologies to bring you a perfect combination of sophisticated beauty and smart simplicity. The company continues to pursue all of the latest power solutions for personal and commercial usage. Follow us on FaceBook and Twitter for all our latest updates.

Statements contained in this release, other than those identifying historical facts, constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Safe Harbor provisions as contained in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relating to the Company's future expectations, including but not limited to revenues and earnings, technology efficacy, strategies and plans, are subject to safe harbors protection. Actual

Company results and performance may be materially different from any future results, performance, strategies, plans, or achievements that may be expressed or implied by any such forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements.

Contact:

CONTACT INFORMATIONUniversal Power Industry CorporationMedia Relations1.212.398.6800